Tom Ryan, Don Duffy                         Steven Saferin, President & CEO
   Integrated Corporate Relations              MDI Entertainment, Inc.
   203-222-9013                                860-527-5359
   ICR-ONLINE.COM                              WWW.MDIENTERTAINMENT.COM


FOR IMMEDIATE RELEASE

                MDI AND INTERNATIONAL CAPITAL PARTNERS MUTUALLY
                             TERMINATE DISCUSSIONS

HARTFORD, CT - June 27, 2002, - MDI ENTERTAINMENT, INC. (OTC BB: LTRY) announced today that International Capital Partners, LLC and MDI Entertainment, Inc. have mutually terminated discussions.

In a press release filed with the Securities and Exchange Commission on May 7, 2002 under cover of Schedule 14D-9, the Company announced that it had received a preliminary proposal from International Capital Partners, LLC ("ICP") to acquire a majority interest in the Company. Based, in part, on the advice of Steve Saferin, our principal stockholder as well as a director and Chief Executive Officer, that he would not tender in the ICP proposal, ICP and we have mutually determined to terminate discussions with respect to such proposal.

MDI lottery brand licenses and turnkey promotion services provide lotteries with most of the labor intensive tasks that accompany large-scale merchandise prize management and fulfillment, and secure random drawings.

MDI's services also include game and ticket design, merchandise prize fulfillment, management of second-and third-chance draws, fully-staffed customer service, coordination of winner travel & accommodations, advertising and marketing support, consumer research and Internet marketing and advertising.

Currently, the company's portfolio of licensed lottery properties includes but is not limited to NBA/National Basketball Association, Betty Boop(TM), Elvis Presley(R), I Love Lucy(R), Magic 8 Ball(R), FIFA World Cup(R) Soccer, Universal Studios Monsters(TM), SPAM(TM), Heroes of Space(TM), Louisville Slugger(R), CMT(R), Wheel of Fortune(R), Jeopardy! (R), Harley-Davidson(R), The Hollywood Sign(R) and Hollywood Walk of Fame(R) Ray Charles(R), Hollywood Squares(R), TABASCO(R), Lionel, and NASCAR(R) race drivers including Jeff Burton(R), Mark Martin(R), Matt Kenseth(R), and Bill Elliott(R).


                       * * * * * * * * * * * * * * * * * *

The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made or to be made by MDI) contains statements that are forward-looking, such as statements relating to the future anticipated direction of the lottery industry, plans for future expansion, various business development activities, planned capital expenditures, future funding sources, anticipated sales and potential contracts. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by or on behalf of MDI. These risks and uncertainties include, but are not limited to, those relating to development and expansion activities, dependence on existing management, financing activities, domestic and global economic conditions, changes in federal or state tax laws and market competition factors.